UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 18, 2024

RadNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33307	13-3326724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1510 Cotner Avenue
Los Angeles, California	90025
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 445-2800

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	RDNT	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Amended and Restated First Lien Credit and Guaranty Agreement

On April 18, 2024, RadNet, Inc. (the “Company”) and the Company’s wholly-owned subsidiary, RadNet Management, Inc. (the “Borrower”) entered into a Third Amended and Restated First Lien Credit and Guaranty Agreement (the “Restated Credit Agreement”), with the lenders and financial institutions named therein (the “Lenders”), Barclays Bank PLC, as administrative agent and collateral agent on behalf of the Lenders (“Agent”), and substantially all of the Company’s wholly-owned domestic subsidiaries and certain of its affiliates as guarantors, with the following material terms:

Borrowing. The Restated Credit Agreement provides for an $875 million senior secured term loan and a $282 million senior secured revolving credit facility.

Interest Rates. The interest rate on the term loan is either, at the election of the Borrower, (i) Term SOFR (with a floor of 0%) plus 2.50% or (ii) the prime rate (with a floor of 0%) plus 1.50%. The interest rate on the revolving credit facility is initially, at the election of the Borrower, (i) Term SOFR (with a floor of 0%) plus 3.00% or (ii) the prime rate (with a floor of 0%) plus 2.00% (with step-downs based on attainment of certain first lien net leverage ratio benchmarks).

Maturity. The maturity date for the term loan is April 18, 2031 and the maturity date is April 18, 2029 for the revolving credit facility.

Payments. Under the Restated Credit Agreement, the Borrower will be required to make quarterly payments of principal on the term loan in the amount of approximately $2.2 million compared to approximately $1.8 million under the prior credit agreement.

Covenants. The Restated Credit Agreement contains certain financial and non-financial covenants, which include, but are not limited to, (i) restrictions on indebtedness, liens, and investments and limits on distributions to shareholders (including the repurchase of shares) and other junior payments, and (ii) solely for the benefit of the revolving lenders at any time the revolving credit facility is more than 30% drawn, a maximum total net leverage covenant.

Events of Default. The Restated Credit Agreement contains customary events of default, including, but not limited to, failure to pay principal or interest, failure to pay or default under other material debt, material misrepresentation or breach of warranty, violation of certain covenants, and the commencement of certain bankruptcy proceedings. Upon the occurrence of an event of default under the Restated Credit Agreement, the Borrower’s obligations may be accelerated and the lending commitments under the Restated Credit Agreement may be terminated.

Security. The Company’s wholly-owned subsidiary, RadNet Management, Inc., is the “Borrower” under the Restated Credit Agreement. The Borrower’s obligations under the Restated Credit Agreement are guaranteed by the Company and certain of its subsidiaries and affiliates. Pursuant to the Amended and Restated Pledge and Security Agreement dated as of April 23, 2021 (which agreement is reaffirmed in connection with the Restated Credit Agreement), the Borrower, the Company and certain of the Borrower’s wholly-owned subsidiaries and affiliates grant to the Agent, for the benefit of the Lenders, a first priority security interest, with certain exceptions, in substantially all of their respective assets, including a pledge of the equity interests of the Borrower’s wholly-owned domestic subsidiaries, 66.0% of all of the voting equity interests of the Borrower’s foreign subsidiaries and all of the non-voting equity interests of the Borrower’s foreign subsidiaries.

The proceeds of the new term loan under the Restated Credit Agreement are being used to refinance the outstanding $679 million term loans outstanding under the prior credit facility (as of December 31, 2023) along with accrued interest through the date of closing, to pay fees and expenses associated with the refinancing transaction, and to fund approximately $180 million to RadNet’s balance sheet.

A copy of the Restated Credit Agreement is included as Exhibit 10.1 to this report and is incorporated herein by this reference. The foregoing summary descriptions of the Restated Credit Agreement do not purport to be complete and are qualified in their entirety by reference to Exhibit 10.1.

A copy of the press release issued by the Company related to the Restated Credit Agreement is included as Exhibit 99.1 to this report and incorporated herein by reference.

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Third Amended and Restated First Lien Credit and Guaranty Agreement, dated as of April 18, 2024, by and among RadNet Management, Inc., a California corporation, RadNet, Inc., a Delaware corporation, certain subsidiaries and affiliates of RadNet Management, Inc., as Guarantors, the Lenders and other financial institutions from time to time party thereto, and Barclays Bank PLC, as Administrative Agent and Collateral Agent.
99.1	Press Release dated April 18, 2024
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2024	RADNET, INC.

	By:	/s/ Mark Stolper
Mark Stolper
Chief Financial Officer

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